Exhibit 8

LIST OF SIGNIFICANT SUBSIDIARIES

As of November 30, 2023, Theratechnologies had five wholly owned subsidiaries with Theratechnologies U.S. Inc. being the only significant subsidiary among Theratechnologies’ affiliates:

•	Theratechnologies U.S., Inc., a company governed by the DGCL. Theratechnologies U.S., Inc. assists Theratechnologies Inc. with its commercial activities in the United States; and